Exhibit 10.35

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (the “Amendment”), effective as of February 17, 2024 (the “Amendment Effective Date”) by and among Dr. Thomas Ciulla (“Consultant”), and Clearside Biomedical, Inc (“Client”), amends the Consulting Agreement dated February 17, 2023 (the “Agreement”). Each of Consultant and Client shall be referred to herein individually as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

ARTICLE I. AGREEMENT AMENDMENT

Section 1. Engagement of Services. Exhibit A (“Services”) shall be deleted and replaced in its entirety with Exhibit A attached hereto.

Section 10.1. Term. The Agreement is hereby renewed for a period of one (1) year beginning on the Amendment Effective Date (“Renewal Term”).

ARTICLE II. MISCELLANEOUS

Capitalized terms not defined herein shall have the same meanings as set forth in the Agreement.

Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Amendment shall become binding when each Party shall have received a counterpart of such agreement signed by the other Parties.

[Signature Page Follows]

THIS FIRST AMENDMENT TO CONSULTING AGREEMENT IS

EXECUTED by the authorized representatives of the Parties as of the Amendment Effective Date.

CLEARSIDE BIOMEDICAL, INC. CONSULTANT:

Dr. Thomas Ciulla

Signature: /s/George Lasezkay	Signature: /s/Thomas Ciulla
Title: President and CEO	Title: Chief Medical Advisor
Date: February 21, 2024	Date: February 21, 2024

EXHIBIT A – First Amendment to Consulting Agreement Dated: February 17, 2024

Services:

Consultant will render the following services to Client:

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Consultant shall serve as Chairman of the Clearside Biomedical, Inc. Scientific Advisory Board.
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Consultant shall serve as Client’s Chief Medical Advisor – Retina.
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Consultant shall assist as needed, if reasonably requested by Client, in the recruitment and evaluation of successor candidates for the following positions: Chief Medical/Development Officer
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Consultant shall organize, attend and participate in two Scientific Advisory Board meetings in each of the Initial Term and the first Renewal Term, as requested by and in cooperation with Client.
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Consultant shall perform such other advisory or consulting services as may reasonably requested by Client, including but not limited to cooperating with Client in presentation of Client’s scientific and clinical information and participating in Client’s due diligence activities.

Schedule Of Services:

During the Term of this Agreement, Consultant agrees to make himself available to perform the Services for up to ten (10) hours per month, and such additional hours as may be mutually agreed upon by Consultant and Client.

Fees And Reimbursement:

Monthly Consulting Fee. As consideration for the Services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto during the Term of the Agreement, Consultant will be paid a monthly consulting fee of $8,000 for each calendar month during the Term of this Agreement beginning on March 1, 2023 (the “Monthly Consulting Fee”). Any undisputed Monthly Consulting Fee will be paid on a monthly basis within thirty (30) days following Client’s receipt of Consultant’s invoice (as described below). If the Agreement is terminated prior to the conclusion of any calendar month, the Monthly Consulting Fee shall be prorated based on the number of days this Agreement was in effect for such partial calendar month. For Services rendered in February 2023, Consultant will be paid a pro-rated portion of the Monthly Consulting Fee based on the number of days this Agreement was in effect for such month.

Equity Vesting. Consultant has been granted equity compensation in the form of stock options and Restricted Stock Unit awards, in connection with Consultant’s prior employment relationship with the Client (the “Equity Grants”). Notwithstanding anything to the contrary in Consultant’s Stock Option Grant Notices and Agreements and Consultant’s Restricted Stock Unit Grant Notices and Agreements to the contrary, then effective as of the Effective Date of this Agreement, Consultant acknowledges and agrees that:

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All vesting with respect to any restricted stock units (each, an “RSU”) held by Consultant as of the Termination Date ceased as of the Termination Date, with the remaining unvested RSUs being cancelled and of no further force or effect;
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Except as provided in the immediately following paragraphs, any options to purchase shares of the Client’s Common Stock (each, an “Option”) held by Consultant as of the Termination Date will continue to vest in accordance with their terms through August 31, 2023, provided that

Consultant remains in continuous service with the Client through such date, with any then-remaining unvested Option shares being cancelled and of no further force or effect;

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With respect to that certain Option granted to Consultant on January 4, 2023 (the “January 2023 Option”), the January 2023 Option will continue to vest in accordance with its terms through January 4, 2024, provided that Consultant remains in continuous service with the Client through January 4, 2024, at which time 25% of the January 2023 Option shares (46,875 shares) will immediately vest and become exercisable with any then remaining unvested January 2023 Option shares being cancelled and of no further force or effect;
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With respect to that certain Option granted to Consultant on January 18, 2024 (the “January 2024 Option”), the January 2024 Option will continue to vest in accordance with its terms in twelve equal monthly installments provided that Consultant remains in continuous service with the Client on each such vesting date;

Any then-outstanding and vested Options shall remain exercisable until the date that is three months following the termination date of this Agreement (subject in any event to earlier expiration in accordance with the agreements evidencing such Options and the terms of the plan pursuant to which such Option was granted); and

Any Options originally intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended, shall no long so qualify if exercised more than 3 months after the Termination Date.

Consultant acknowledges and agrees that the extension of his exercise period, as described above, is a substantial benefit to him and constitutes additional consideration for the Services hereunder and for Consultant’s entering into this Agreement.

Consultant will be reimbursed for third party expenses (at cost) if approved in writing in advance by Client.

Consultant will invoice Client monthly (on the first day of each month, beginning on April 1, 2023) for services rendered and expenses incurred during the previous month and will provide such reasonable receipts or other documentation of expenses as Client might request, including copies of time records. The parties have executed this Exhibit A as of the date first written above.